Exhibit 99.1

NEWS	EMRISE CORPORATION www.emrise.com

CONTACT:
DresnerAllenCaron
Rene Caron (investors)
(949) 474-4300
rcaron@dresnerallencaron.com

EMRISE CORPORATION SIGNS LETTER OF INTENT TO SELL
CXR-ANDERSON JACOBSON IN FRANCE

WOODBRIDGE, NJ – December 28, 2015 – EMRISE CORPORATION (formerly traded on OTCQB under the symbol EMRI) (“EMRISE” or the “Company”), today announced that it has signed a Letter of Intent to sell all of the issued and outstanding stock of CXR Anderson Jacobson S.A.S. based in France (“CXR-AJ”) to Carmine T. and Georgeann Oliva or an entity that would be wholly owned by them (the “Purchaser”).  Oliva is the former Chairman and CEO of EMRISE Corporation, and he was also the President of CXR-AJ.

The proposed transaction (the “Transaction”) will require further documentation including a Definitive Agreement setting forth the terms and conditions of the Transaction.  The Transaction is also subject to the satisfactory completion of due diligence by the Purchaser.  Further terms were not disclosed.

The Transaction, if and when it is completed, will be done in connection with the Company’s previously announced voluntary Plan of Dissolution (the “Plan”) that was approved by its stockholders at a special meeting of stockholders held on June 25, 2015.  This Transaction would complete the sale of the Company’s last operating business unit.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of EMRISE  regarding the Transaction and the dissolution and liquidation of the Company, the liabilities of EMRISE, the net proceeds anticipated to be available for distribution to the Company’s stockholders, the distribution of funds to stockholders and other matters, all of which are based on information currently available to the Company’s management as well as management’s assumptions and beliefs, are forward-looking statements (“forward-looking statements”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any such statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, beliefs, or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. Certain of these risks and uncertainties are described in greater detail in EMRISE’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the Company, or the Company’s dissolution and related transactions pursuant to the Plan.

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